SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

April 18, 2005
(Date of Report – date of earliest event reported)

Uroplasty, Inc.

(Exact name of registrant as specified in charter)

Minnesota	000-20989	41-1719250

(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification No.)

2718 Summer Street N.E.
Minneapolis, Minnesota 55413-2820

(Address of principal executive offices)

(612) 378-1180

(Registrant’s telephone number, including area code)

N/A

(Former Name and Addresses)

SIGNATURES
Exclusive Manufacturing and Distribution Agreement

Item 1.01 Entry Into Material Definitive Agreement.

     On April 18, 2005, Uroplasty entered into an Exclusive Manufacturing and Distribution Agreement with CystoMedix, Inc., an Andover, Minnesota medical device company that develops products for patients in the urogynecology and gynecology markets. Under the agreement, CystoMedix has granted Uroplasty a five-year license to manufacture and market CystoMedix’s products in the United States, Canada and all countries recognizing the medical device CE mark approval of the European Union.

     Uroplasty has agreed to pay CystoMedix an initial royalty payment of $225,000 on the effective date of the agreement, and an additional $250,000 in 12 monthly installments of $20,833.33 thereafter. Uroplasty will also pay CystoMedix a 7% royalty on product sales. However, the 7% royalty is first offset against the monthly royalty installments. The agreement is effective when Uroplasty pays the initial royalty payment, but not later than the earlier of when Uroplasty raises at least $5,000,000 from the sale of its securities or August 1, 2005.

     CystoMedix has also granted Uroplasty an exclusive option to acquire CystoMedix’s assets. The option price is $3,485,000, reduced by up to $50,000 of liabilities assumed by Uroplasty. However, the $3,485,000 amount used to compute the option price will increase at a rate of 10% per year after April 18, 2007. The option price is payable in shares of Uroplasty Common Stock valued at the average of the closing bid price of Uroplasty shares for the 20 trading days prior to Uroplasty’s exercise of the option. Uroplasty may exercise the option between January 1, 2006 and June 30, 2008. If Uroplasty exercises the option, it will also assume up to $1,400,000 of bridge loan advances made to CystoMedix by its Chairman. Uroplasty would repay up to $1,120,000 of the bridge loan advances at closing and would issue its Common Stock for the balance of the bridge loan based on the above option price. Uroplasty also has certain rights of first refusal to acquire CystoMedix’s assets in the event CystoMedix receives a third party offer in advance of any exercise of Uroplasty’s option.

     Sam B. Humphries, President and Chief Executive Officer of Uroplasty, is a former director and consultant of CystoMedix. In connection with his former service to CystoMedix (which terminated prior to negotiations of this agreement), he received 200,000 options to purchase CystoMedix Common Stock.

Item 9.01 Financial Statements and Exhibits.

     (c) Exhibits.

     10.19 Exclusive Manufacturing and Distribution Agreement with CystoMedix, Inc.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: April 18, 2005

UROPLASTY, INC.
By /s/ Sam B. Humphries
Sam B. Humphries, President and Chief
Executive Officer